Exhibit 99.2

DURIPANC, Year-End Interim Clinical Progress Update

A Phase I/II Open Label Study of Durvalumab (Imfinzi) and Rintatolimod (Ampligen) in Pancreatic Cancer Patients with Stable Disease Post-FOLFIRINOX

DURIPANC (NCT05927142) is an exploratory, single-arm study examining the use of Durvalumab (anti–PD-L1) combined with Rintatolimod (Ampligen) in patients with metastatic pancreatic ductal adenocarcinoma (PDAC) who have stable disease after standard FOLFIRINOX chemotherapy. The study aims to assess safety, initial effectiveness, quality of life, and immune response patterns.

Patient Enrollment & Treatment

18 patients have been enrolled. Eligibility included confirmed PDAC with stable disease after 8 cycles of FOLFIRINOX, and an ECOG score of 0–1. The treatment regimen consisted of Durvalumab (12 doses administered every 28 days) combined with Rintatolimod (given twice weekly for six weeks or until disease progression or unacceptable toxicity). Key Interim Findings (Cutoff: Dec 1, 2025)

Safety

Combination therapy is usually well-tolerated, with just two grade 3 immune-related adverse events and no unexpected toxicities observed.

Efficacy

The promising Progression-Free Survival and Overall Survival seen in Phase 1 of the study – which supported advancement to the ongoing Phase 2 portion of the study – continues to be seen and enrollment is ongoing. Erasmus MC expects that detailed data will be published later this year.

Quality of Life

Patients consistently reported a high quality of life throughout treatment, especially in an advanced PDAC cohort.

Immune Profiling

Initial immune profiling shows encouraging trends. The detected immunologic alterations demonstrate a coordinated activation by the combination of Ampligen with Durvalumab of both innate and adaptive immune responses after therapy.

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Phase I Study Outcome

The Phase I safety run-in was successfully completed, demonstrating a manageable safety profile. The encouraging results supported moving forward to Phase II of the study, which is planned to enroll up to 25 patients, to further assess clinical benefit.

Context & Comparison

Historically, immunotherapy after FOLFIRINOX has had limited success, with a median PFS of under 2 months in similar trials. DURIPANC, however, shows promising safety, preserved quality of life, and encouraging immune response. This, together with the clinical results, warrants further evaluation in the Phase II trial and enrollment is continuing.

Next Steps

Ongoing monitoring to evaluate the durability of responses and long-term survival. The comprehensive study results and detailed immune analyses will be presented in the final report and subsequent publications.

Conclusion

The combination of Durvalumab and Rintatolimod is safe and well-tolerated, maintained quality of life and immune system changes suggest a coordinated activation of innate and adaptive responses, supporting further investigation of this combination in post-FOLFIRINOX patients with PDAC. The Phase I outcomes offer a solid basis for the Phase II to better assess clinical efficacy.

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